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                                                                    EXHIBIT 99.1

NEWS RELEASE
FOR MORE INFORMATION CONTACT:
Rodney L. Underdown (913-344-9395)                Peggy Landon (913-344-9315)
   Vice President and Chief Financial Officer     Director of Investor Relations


                          DAVID J. D'ANTONI ELECTED TO
                COMPASS MINERALS INTERNATIONAL BOARD OF DIRECTORS

         OVERLAND PARK, Kan. (November 24, 2004) - David J. D'Antoni was elected to the board of directors of Compass Minerals International, Inc. (NYSE: CMP) today. He will serve on the board's compensation and environment, health and safety committees.

         Mr. D'Antoni is a retired senior vice president and group operating officer of Ashland, Inc. (NYSE: ASH) - a Fortune 500 chemical, road construction and energy company - and was president of Ashland's APAC Inc. subsidiary, one of the largest road construction contractors in the United States. A graduate of Virginia Polytechnic Institute and Harvard Business School's Advanced Management Program, Mr. D'Antoni serves on the board of directors of State Auto Financial Corporation (NASDAQ: STFC) and OmNova Solutions (NYSE: OMN).

         The board also voted today to reduce its size from ten members to eight. Mr. D'Antoni will fill one of two vacancies created by the resignations of four affiliates of Apollo Management L.P. Joel Asen, Peter Copses, Robert Falk and Scott Kleinman have stepped down to reduce Apollo's representation on the board. Joshua Harris, a founding partner of Apollo Management, will continue to serve. The board's nominating/corporate governance committee will endeavor to fill the eighth seat promptly.

ABOUT COMPASS MINERALS INTERNATIONAL, INC.

         Based in the Kansas City metropolitan area, Compass is the second-leading salt producer in North America and the largest in the United Kingdom. The company operates nine production facilities, including the largest rock salt mine in the world in Goderich, Ontario. The company's product lines include salt for highway deicing, consumer deicing, water conditioning, consumer and industrial food preparation, agriculture and industrial applications. In addition, Compass is North America's leading producer of sulfate of potash, which is used in the production of specialty fertilizers for high-value crops and turf.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company's current expectations and involve risks and uncertainties that could cause the Company's actual results to differ materially. The differences could be caused by a number of factors including those factors identified in Compass Minerals International's registration statement on form S-3 filed with the Securities and Exchange Commission on November 16, 2004. The Company will not update any forward-looking statements made in this press release to reflect future events or developments.

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